UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2020

SPIRIT REALTY CAPITAL, INC.

SPIRIT REALTY, L.P.

(Exact name of registrant as specified in its charter)

Maryland (Spirit Realty Capital, Inc.)	001-36004	20-1676382 (Spirit Realty Capital, Inc.)

Delaware (Spirit Realty, L.P.)	333-216815-01	20-1127940 (Spirit Realty, L.P.)
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2727 North Harwood Street, Suite 300

Dallas, Texas 75201

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (972) 476-1900

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Registrant	Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Spirit Realty Capital, Inc.	Common stock, par value $0.05 per share	SRC	New York Stock Exchange
Spirit Realty Capital, Inc.	6.000% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share	SRC-A	New York Stock Exchange

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934

Spirit Realty Capital, Inc.Emerging growth company ☐

Spirit Realty, L.P.Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Spirit Realty Capital, Inc.  ☐Spirit Realty, L.P.  ☐

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 2, 2020, Spirit Realty L.P. (the “Operating Partnership”) entered into an unsecured term loan agreement with the parties named therein (the “Term Loan Agreement”). The Term Loan Agreement provides for $200 million of term loans with a maturity date of April 2, 2022. The Term Loan Agreement also includes an accordion feature to increase the available term loans up to an aggregate of $400 million, subject to obtaining lender commitments and the satisfaction of certain customary conditions. The Term Loan Agreement provides that the term loans will bear interest, at the Operating Partnership’s option, at the rate of either (x) LIBOR plus (i) an applicable margin ranging from 1.10% to 2.10% depending on the Operating Partnership’s credit rating or (ii) at the Operating Partnership’s one-time irrevocable election, an applicable margin ranging from 1.75% to 2.20% depending on the Operating Partnership’s leverage ratio, or (y) base rate plus (i) an applicable margin ranging from 0.10% to 1.10% depending on the Operating Partnership’s credit rating or (ii) at the Operating Partnership’s one-time irrevocable election, an applicable margin ranging from 0.75% to 1.20% depending on the Operating Partnership’s leverage ratio. In addition, if any loans are outstanding after April 2, 2021, the Operating Partnership will be required to pay a one-time fee in an amount equal to 0.20% of outstanding principal amount of loans.

The Operating Partnership is required to comply with the following financial covenants under the Term Loan Agreement:

•	Maximum total debt to total asset value ratio not to exceed 0.60:1.00;
•	Ratio of Adjusted EBITDA to fixed charges ratio not less than 1.50:1.00;
•	Maximum secured debt to total asset value ratio not to exceed 0.50:1.00;
•	Ratio of unencumbered NOI to unsecured interest expense not less than 1.75:1.00; and
•	Maximum unsecured debt to unencumbered asset value ratio not to exceed 0.60:1.00.

The Term Loan Agreement contains customary affirmative and negative covenants that, among other things, limit the ability of Spirit Realty Capital, Inc. (the “Company”) to pay dividends and enter into certain transactions. A breach of such covenants or any other event of default would entitle the administrative agent to accelerate the Operating Partnership’s debt obligations. In addition, pursuant to the Term Loan Agreement, the Operating Partnership is required to prepay any loans outstanding under the Term Loan Agreement with 50% of the net cash proceeds received from any incurrence of (i) indebtedness secured by a mortgage lien on any property owned or ground-leased by the Company, the Operating Partnership or any of the Operating Partnership’s subsidiaries or (ii) any unsecured indebtedness in the form of term loans or notes of the Company, the Operating Partnership or any of the Operating Partnership’s subsidiaries, in each case subject to certain exceptions.

In connection with the Term Loan Agreement, the Company entered into a guaranty (the “Guaranty”) pursuant to which it has absolutely, irrevocably and unconditionally guaranteed to the administrative agent for the benefit of the lenders party to the Term Loan Agreement, the payment and performance of the obligations of the Operating Partnership under the Term Loan Agreement as and when due and payable.

The foregoing descriptions of the Term Loan Agreement and the Guaranty are only summaries and are qualified in their entirety by reference to the full text of the Term Loan Agreement and the Guaranty, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, each of which is incorporated herein by reference.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information set forth in Item 1.01 is incorporated by reference.

ITEM 7.01 REGULATION FD DISCLOSURE

On April 6, 2020, the Company issued a press release announcing its entry into the Term Loan Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information included in this Current Report on Form 8-K under this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the company or the operating partnership under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), except as shall be expressly set forth by specific reference in such a filing.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

10.1	Term Loan Agreement dated as of April 2, 2020

10.2	Guaranty dated as of April 2, 2020

99.1	Press release, dated April 6, 2020

104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRIT REALTY CAPITAL, INC.

By:	/s/ Michael Hughes
Michael Hughes Chief Financial Officer and Executive Vice President

SPIRIT REALTY, L.P.

By:	Spirit General OP Holdings, LLC, as general partner of Spirit Realty, L.P.

By:	/s/ Michael Hughes
Michael Hughes Chief Financial Officer and Executive Vice President

Date: April 6, 2020